CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

August 4, 2017

Board of Directors of Bofat Investments, Inc.

We hereby consents to the inclusion in the Offering Circular filed under Regulation A tier 2 on Form 1-A of our reports dated August 4, 2017, with respect to the balance sheet of Bofat Investments, Inc. as of December 31, 2016 and the related statements of operations, shareholder's equity and cash flows for the period from May 2, 2016 (inception) to December 31, 2016 and the related notes to the financial statements.

/s/ IndigoSpire CPA Group

August 4, 2017